SECOND ADDENDUM TO EMPLOYMENT AGREEMENT

         THIS SECOND ADDENDUM TO EMPLOYMENT AGREEMENT ("Second Addendum") is made and entered into on the 20th day of August, 2000 by and between CNL American Properties Fund, Inc., a Florida corporation (the "Company") and Barry Goff ("Executive") (collectively referred to as "the Parties"). In consideration of the mutual covenants set forth below, the Company and the Executive agree as follows:

         1. This Addendum incorporates by reference the terms of the Employment Agreement entered into by the Parties dated August 31, 1999 (the "Agreement") and the Addendum to Employment Agreement dated November 1, 1999, the validity and enforceability of which the Parties hereby acknowledge.

         2. The Parties agree that, pursuant to Section 5.5 of the Agreement, Executive may terminate his employment for Good Reason if a "change in control" occurs. For this purpose, a "change in control" means that an act specified in Sections 5.5(i) through 5.5(vii) of the Agreement occurs and, within two (2) years of that act, one of the following events also occurs: (A) the sale by James Seneff of all of his shares of Company stock coupled with his resignation or removal as Chairman of the Board of the Company; (B) the closing of any sale by the Company of all or substantially all of its assets to an acquiring person or entity in which the holders of common stock of the Company immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the acquiring person or entity (an "Asset Sale"); (C) the closing of any sale by CNL Holdings, Inc. of all of its interest in the Company; or (D) the closing of any sale by the holders of common stock of the Company of an amount of common stock that equals or exceeds a majority of the shares of common stock of the Company immediately prior to such closing to a person or entity such that the holders of such common stock immediately prior to the closing are not the holders of a majority of the ordinary voting securities (a "Stock Sale").

         3. The Parties agree that the January 1, 2001 reorganization and separation of CNL Franchise Network LP and CNL Partners pursuant to the Strategic Alliance Agreement does not constitute either a change in control or an assignment of the Agreement.

         4. The Parties agree that should Executive terminate his employment following a change in control, the Company shall tender to Executive within thirty (30) days of the date of termination a cash payment equal to one (1) times the Executive's Base Salary which is in effect on the date of the Executive's termination. This cash payment shall be in addition to any other payments to which Executive would otherwise be entitled under the terms of the Agreement.

         5. Effective July 1, 2000, Executive's title shall be Executive Vice President E-Commerce Strategies, his Base Salary shall be $200,000, and his bonus target opportunity may be up to 50% of base salary with a maximum bonus payment of two times target ($200,000) for exceptional performance as determined by the Board of Directors in their sole discretion.

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IN WITNESS  WHEREOF,  the undersigned have executed this Addendum as of the date first above written.


                                    By:
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Witness

                                    Date:
                                         ---------------------------------------


                                    On behalf of the Company



                                    By:
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Witness                                    (Executive)

                                    Date:
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